Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2008

NEWS CORPORATION REPORTS RECORD FULL YEAR

OPERATING INCOME OF $5.4 BILLION;

GROWTH OF 21% OVER FISCAL 2007

FULL YEAR EARNINGS PER SHARE INCREASES 68% TO $1.81;

FOURTH QUARTER OPERATING INCOME GROWS 21% TO

$1.5 BILLION ON REVENUE GROWTH OF 17%

FULL YEAR FINANCIAL HIGHLIGHTS

•	21% operating income growth driven by record results at the Direct Broadcast Satellite, Cable Network Programming, Television and Filmed Entertainment segments.

•

SKY Italia generates operating income of $419 million, an improvement of $198 million versus a year ago, reflecting net subscriber additions of 366,000 over the past 12 months as the subscriber base expands to 4.56 million.

•

Cable Network Programming operating income up 16% despite losses associated with the launch of the Fox Business Network and the Big Ten Network. Operating performance improvement was driven by earnings growth at the Fox News Channel, the Regional Sports Networks and the Fox International Channels.

•

Television segment operating income increases 17% on strength of FOX broadcast season and lower programming costs associated with the writers’ strike partially offset by decline in local TV advertising revenue.

•

Filmed Entertainment delivers seventh consecutive record year of operating income growth, reaching $1.25 billion on strong theatrical release slate and continued success of film and television home entertainment titles.

•	Print businesses aggregate operating income increases 12% on strength of the Australian newspaper business and inclusion of Dow Jones & Company.

•	Fox Interactive Media grows revenues 57% and increases operating profits five-fold on strength of advertising and search revenue growth at MySpace.

FULL YEAR STRATEGIC HIGHLIGHTS

•

Completed a $10.1 billion stock buyback through the exchange of the Company’s entire interest in The DIRECTV Group, three Regional Sports Networks and approximately $625 million in cash for an approximately 16 percent interest in the Company’s common stock.

•	Continued purchasing stock under the Company’s stock repurchase program. Total re-purchases to date of approximately $4.2 billion.

•	Completed acquisition of Dow Jones & Company, divestiture of equity interest in Gemstar-TV Guide and the sale of real estate in the U.K.

•	Following year-end, completed the previously announced sale of eight television stations for approximately $1.1 billion in cash.

NEW YORK, NY, August 5, 2008 – News Corporation (NYSE: NWS, NWSA; ASX: NWS, NWSLV) today reported fourth quarter net income of $1.1 billion ($0.43 per share), an increase of $239 million, or 27%, from the $890 million ($0.28 per share on a diluted combined basis1) reported in the fourth quarter a year ago. The year-on-year growth in the quarter primarily reflects increased consolidated operating income and gains from the sale of the Company’s interests in Fox Sports Bay Area and Gemstar-TV Guide International, as well as a gain from the unrealized change in fair value of certain outstanding exchangeable debt securities. Partially offsetting these gains was a decrease in earnings from affiliates, primarily from the absence of DIRECTV earnings and a further writedown of BSkyB’s ITV investment.

For the full year, net income was $5.4 billion ($1.81 per share), an increase of $2 billion from the $3.4 billion ($1.08 per share on a diluted combined basis1) reported in fiscal 2007. This represents a 68% increase in earnings per share. The full year results primarily reflect increased consolidated operating income, lower equity earnings of affiliates and an increase in Other income, which mainly includes a $1.7 billion tax-free gain on the asset and stock exchange with Liberty Media Corporation, as well as gains from the sales of Fox Sports Bay Area and Gemstar-TV Guide International.

Fourth quarter consolidated operating income of $1.5 billion increased 21% over the $1.2 billion reported a year ago on revenues of $8.6 billion, up 17% from the $7.4 billion reported in the fourth quarter of fiscal 2007. The year-on-year operating income growth for the quarter was primarily driven by double-digit percentage increases at all operating segments with the exception of the Television segment. The Other segment includes a $126 million gain in the quarter from the completion of a planned land sale in the U.K.

Record full year operating income of $5.4 billion increased 21% over the $4.45 billion reported a year ago on revenues of $33 billion, up 15% from the $28.7 billion reported in fiscal 2007. The full year operating income growth was primarily led by record contributions from the Filmed Entertainment, Television, Cable Network Programming and Direct Broadcast Satellite segments.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“We are extremely pleased with the continued growth we achieved during fiscal 2008 — our sixth consecutive year of record profits. All of our business segments generated year over year gains, with record profits reported at our satellite broadcasting, cable programming, film and television businesses. Although we clearly face more challenging macro-economic conditions in fiscal ‘09, we’re well positioned to deliver continued, if somewhat less robust growth. Our balance sheet is strong, we have solid operating momentum in many of our key businesses, and most importantly, our assets are diversified, both geographically and along business lines, enabling us to better respond to the economic challenges we may face this year.”

[1]	See supplemental financial data on page 14 for detail on earnings per share

Consolidated Operating Income

	3 Months Ended June 30,		12 Months Ended June 30,
	2008	2007	2008	2007
	US $ Millions
Filmed Entertainment	$220	$106	$1,246	$1,225
Television	279	385	1,126	962
Cable Network Programming	313	284	1,269	1,090
Direct Broadcast Satellite Television	212	155	419	221
Magazines and Inserts	95	81	352	335
Newspapers and Information Services	262	203	767	653
Book Publishing	28	21	160	159
Other	69	(17)	42	(193)

Total Consolidated Operating Income	$1,478	$1,218	$5,381	$4,452

REVIEW OF OPERATING RESULTS

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported fourth quarter operating income of $220 million versus $106 million in the same period a year ago. Fourth quarter film results were driven by the home entertainment contributions of the successful theatrical releases Alvin and the Chipmunks, Juno, AVP: Requiem and 27 Dresses. The strong performance of the home entertainment releases was partially offset by costs associated with worldwide theatrical launches of The Happening and What Happens in Vegas.

For the full year, operating profit increased to $1.25 billion, representing the seventh consecutive record year. The current year included the worldwide theatrical and home entertainment performances of The Simpsons Movie, Live Free or Die Hard, Alvin and the Chipmunks, Fantastic Four: Rise of the Silver Surfer and Juno. Also contributing to this year’s success were the home entertainment performances and pay-tv contributions from Night at the Museum, Borat and Eragon.

Twentieth Century Fox Television fourth quarter and full year operating results increased as compared to a year ago, primarily reflecting higher contributions from home entertainment and domestic syndication, particularly from Family Guy, as well as reduced development and pilot spending due to the writers’ strike.

TELEVISION

The Television segment reported fourth quarter operating income of $279 million, a decrease of $106 million versus the same period a year ago. The 28% decline reflects lower contributions from the Fox Television Stations, STAR and FOX Broadcasting Company. For the full year, segment operating income increased 17% due to improved FOX Broadcasting Company results and reduced losses from MyNetworkTV partially offset by lower station and STAR contributions.

At the Fox Television Stations (FTS) fourth quarter operating income decreased 26% from the same period a year ago on market related revenue declines at the FOX-affiliated stations. For the full year, operating income decreased 11% versus fiscal 2007 as lower advertising revenues were partially offset by improved operating results from the MyNetworkTV affiliated stations.

FOX Broadcasting Company (FBC), fourth quarter operating results were lower than a year ago as primetime advertising revenue declined due to lower ratings. The revenue decline was partially offset by lower programming costs resulting from the acquisition of fewer pilots due to the writers’ strike.

Record full year operating profits at FBC were driven by lower prime-time programming costs as a result of the writers’ strike. Also contributing to the record results were increased profits from sports programming driven by higher advertising revenues from higher pricing and post-season ratings for the National Football League broadcasts, as well as lower programming costs due to the reduced coverage of Major League Baseball’s post-season. FOX’s broadcast of the Super Bowl and the continued success of American Idol, contributed to FBC finishing as the top-rated network among Adults 18-49 this past broadcast season. Additionally, FOX ranked #1 among total viewers for the first time in its history.

STAR’s fourth quarter and full year operating income decreased versus the comparable periods a year ago, as growth in advertising revenues was more than offset by higher programming costs.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported fourth quarter operating income of $313 million, an increase of $29 million over the fourth quarter a year ago, and record full year operating income of $1.3 billion, an increase of $179 million over fiscal 2007. The 10% fourth quarter and the 16% full year growth reflects higher contributions from the Fox News Channel, the Regional Sports Networks (RSNs) and the Fox International Channels. Also included in current year results are first year losses associated with the Fox Business Network and Big Ten Network launches.

The Fox News Channel (FNC) reported operating income growth of 14% for the fourth quarter and 35% for the full year, primarily from increased affiliate rates driving affiliate revenue and advertising revenue gains resulting from increased pricing. For the full year, FNC’s viewership was 59% higher than its nearest competitor in primetime and nearly 54% higher on a 24-hour basis.

At our other cable channels operating profit increased 8% from last year’s fourth quarter results and 10% versus fiscal 2007. Higher contributions at the RSNs for both the fourth quarter and full year were primarily the result of increased affiliate rates. The RSNs’ full year advertising revenue decreased 3% due to the absence of three RSNs that were divested as part of the Liberty Media transaction. The increased contribution from the Fox International Channels was driven by continued advertising and affiliate growth in Latin America and Europe, as well as the full year consolidation of the National Geographic channels. At FX, lower operating income in the fourth quarter and full year were the result of higher programming expenses versus the prior year, which more than offset revenue growth from increased affiliate rates, higher advertising and additional subscribers. The increased programming expenses were primarily due to higher costs of acquired movies and original and syndicated programming.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported fourth quarter operating income of $212 million, an increase of $57 million, or 37%, compared to a year ago, and full year operating income of $419 million, growth of $198 million over the $221 million reported in fiscal 2007. These improvements reflect subscriber additions, with more than 366,000 net subscribers added over the past 12 months, bringing SKY Italia’s subscriber base to 4.56 million at quarter end, as well as a favorable impact from foreign currency fluctuations. The subscriber revenue growth was partially offset by increased programming spending primarily associated with the larger subscriber base and the launch of 13 new channels.

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported fourth quarter operating income of $95 million, an increase of $14 million versus the $81 million reported in the quarter a year ago, and full year operating income of $352 million, an increase of $17 million over the $335 million reported in fiscal 2007. Earnings growth of 17% in the fourth quarter and 5% for the full year was primarily the result of increased demand for in-store marketing products.

NEWSPAPERS AND INFORMATION SERVICES

The Newspapers and Information Services segment reported fourth quarter operating income of $262 million, an increase of $59 million compared with the same period a year ago, and full year operating income of $767 million, a $114 million increase versus fiscal 2007. The 17% full year earnings growth primarily reflects advertising revenue growth in Australia and the inclusion of the results of Dow Jones & Company, which was acquired in December 2007. Dow Jones contributed operating income of $24 million in the fourth quarter and $45 million for the full year, net of $24 million and $47 million in acquisition related amortization, respectively.

The U.K. newspaper group reported slightly higher fourth quarter operating income contributions in local currency terms as lower advertising revenues were more than offset by reduced depreciation expense on printing presses that were decommissioned during the prior quarter as the Company transitioned to new color printing operations. For the full year, operating income contributions were below a year ago primarily due to higher depreciation expense related to the printing presses that have now been replaced.

The Australian newspaper group reported fourth quarter and full year operating income growth in local currency terms as advertising and circulation revenue growth was partially offset by increased production costs. Advertising revenue gains were primarily driven by the strength of retail and real estate advertising.

BOOK PUBLISHING

HarperCollins reported fourth quarter operating income of $28 million and full year operating income of $160 million, an improvement of $7 million and $1 million as compared to the prior year periods, respectively. Current quarter results were led by strong sales of Bright Shiny Morning by James Frey, Stolen Innocence by Elissa Wall and an updated edition of YOU:The Owner’s Manual by Michael F. Roizen and Mehmet Oz. During the fourth quarter, HarperCollins had 62 books on The New York Times bestseller list, including Read All About It! by Laura and Jenna Bush which reached number one. For the full year, HarperCollins had 165 books on The New York Times bestseller list, including 14 titles reaching the number one spot.

OTHER

The Other segment reported fourth quarter operating income of $69 million, an improvement of $86 million over year ago results. The current quarter results include a $126 million gain on the sale of land in the United Kingdom. Operating income contributions from Fox Interactive Media decreased for the quarter as strong search and advertising revenue growth was more than offset by increased development and technical costs related to the addition of new features and costs associated with the startup of new ventures.

Full year operating income of $42 million improved $235 million over last year’s result. This improvement was largely due to the inclusion of a gain from the U.K. land sale as well as higher contributions from Fox Interactive Media. The higher contribution from Fox Interactive Media was driven by a 57% revenue increase due to larger search and advertising revenues which were partially offset by increased costs associated with domestic and international expansion, new features and costs associated with the startup of new ventures.

OTHER ITEMS

A dividend of $0.06 per Class A and Class B share has been declared and is payable on October 15, 2008. The record date for determining dividend entitlements is September 10, 2008.

In June 2008, the Company and two newly incorporated companies formed by funds advised by Permira Advisers LLP (Permira Newcos) announced that they proposed a transaction to an independent committee of the board of directors of NDS Group plc, a majority-owned public subsidiary of News Corporation, which would result in NDS ceasing to be a public company, and the Permira Newcos and the Company owning 51% and 49% of NDS’ outstanding equity, respectively. Today, NDS announced that the independent committee reached an agreement in principle with the Company and the Permira Newcos on a price at which they would acquire all the issued and outstanding NDS Series A ordinary shares, including those represented by American

Depositary Shares traded on NASDAQ, for per share consideration of $63 in cash. This price is an increase from the Company and the Permira Newcos’ initial offer of $60 per share. As part of this transaction, approximately 68% of the NDS Series B ordinary shares held by News Corporation would be cancelled in exchange for $63 per share in a mix of approximately $1.56 billion in cash and a $242 million vendor note. The transaction is subject to negotiation and execution of final legal documentation, and is also conditioned upon approval by the holders of NDS’ Series A ordinary shares, court approval, the receipt of certain regulatory approvals and other customary closing conditions.

REVIEW OF EQUITY EARNINGS OF AFFILIATES’ RESULTS

Fourth quarter net earnings from affiliates were $22 million versus $272 million in the same period a year ago. For the full year, net earnings from affiliates were $327 million compared with earnings of $1,019 million in fiscal 2007. The decrease in earnings from affiliates in the fourth quarter and for the full year is due to the absence of earnings from The DIRECTV Group as a result of the exchange transaction completed with Liberty Media Corporation in February 2008. Additionally, the full year and fourth quarter results include lower contributions from BSkyB due to the writedown of its ITV investment.

The Company’s share of equity earnings of affiliates is as follows:

			3 Months Ended		12 Months Ended
			June 30,		June 30,
	% Owned		2008	2007	2008	2007
			US $ Millions
BSkyB	39%	(a)	$(9)	$63	$(145)	$336
The DIRECTV Group	0% / 41%	(a) (b)	—	153	297	489
Other affiliates	Various	(c)	31	56	175	194

Total equity earnings of affiliates			$22	$272	$327	$1,019

(a)	Please refer to each respective companies’ earnings releases and SEC filings for detailed information.
(b)	As a result of the transaction with Liberty Media that was completed on February 28, 2008, News Corporation no longer has an equity ownership interest in The DIRECTV Group.
(c)	Primarily comprised of Gemstar-TV Guide International (through May 2, 2008), Fox Cable Networks affiliates, Sky Network Television Limited and STAR equity affiliates.

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date results are as follows:

	12 Months Ended June 30,
	2008	2007
Australian Dollar/U.S. Dollar	0.89	0.79
U.K. Pounds Sterling/U.S. Dollar	2.00	1.93
Euro/U.S. Dollar	1.47	1.30

To receive a copy of this press release through the Internet, access News Corp.’s corporate Web site located at http://www.newscorp.com

Audio from News Corp.’s conference call with analysts on the fourth quarter and fiscal year results can be heard live on the Internet at 5:30 PM Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Teri Everett, Press Inquiries
212-852-7092	212-852-7070

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended June 30,		12 Months Ended June 30,
	2008	2007	2008	2007
	US $ Millions (except per share amounts)
Revenues	$8,589	$7,367	$32,996	$28,655
Expenses:
Operating	5,247	4,645	20,531	18,645
Selling, general and administrative	1,684	1,255	5,984	4,655
Depreciation and amortization	306	242	1,207	879
Other operating income	(126)	7	(107)	24

Operating income	1,478	1,218	5,381	4,452
Other income (expense):
Equity earnings of affiliates	22	272	327	1,019
Interest expense, net	(224)	(211)	(926)	(843)
Interest income	31	93	246	319
Other, net	433	(134)	2,293	359

Income before income tax expense and minority interest in subsidiaries	1,740	1,238	7,321	5,306
Income tax expense	(569)	(328)	(1,803)	(1,814)
Minority interest in subsidiaries, net of tax	(42)	(20)	(131)	(66)

Net income	$1,129	$890	$5,387	$3,426

Per share amounts:
Basic earnings	$0.43		$1.82
Class A		$0.30		$1.14
Class B		$0.25		$0.95

Diluted earnings	$0.43		$1.81
Class A		$0.30		$1.14
Class B		$0.25		$0.95

Weighted average shares in millions (diluted)	2,631	3,164	2,971	3,178

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	June 30, 2007
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$4,662	$7,654
Receivables, net	6,985	5,842
Inventories, net	2,255	2,039
Other	460	371

Total current assets	14,362	15,906

Non-current assets:
Receivables	464	437
Investments	3,284	11,413
Inventories, net	3,064	2,626
Property, plant and equipment, net	7,021	5,617
Intangible assets, net	14,460	11,703
Goodwill	18,620	13,819
Other non-current assets	1,033	822

Total non-current assets	47,946	46,437

Total assets	$62,308	$62,343

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$281	$355
Accounts payable, accrued expenses and other current liabilities	5,695	4,545
Participations, residuals and royalties payable	1,288	1,185
Program rights payable	1,084	940
Deferred revenue	834	469

Total current liabilities	9,182	7,494

Non-current liabilities:
Borrowings	13,230	12,147
Other liabilities	4,823	3,319
Deferred income taxes	5,456	5,899
Minority interest in subsidiaries	994	562
Commitments and contingencies
Stockholders’ Equity:
Class A common stock, $0.01 par value	18	21
Class B common stock, $0.01 par value	8	10
Additional paid-in capital	17,214	27,333
Retained earnings and accumulated other comprehensive income	11,383	5,558

Total stockholders’ equity	28,623	32,922

Total liabilities and stockholders’ equity	$62,308	$62,343

CONSOLIDATED STATEMENTS OF CASH FLOWS

	12 Months Ended June 30,
	2008	2007
	US $ Millions
Operating activities:
Net income	$5,387	$3,426
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,207	879
Amortization of cable distribution investments	80	77
Equity earnings of affiliates	(327)	(1,019)
Cash distributions received from affiliates	350	255
Other, net	(2,293)	(359)
Minority interest in subsidiaries, net of tax	131	66
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(923)	(169)
Inventories, net	(587)	(360)
Accounts payable and other liabilities	900	1,314

Net cash provided by operating activities	3,925	4,110

Investing activities:
Property, plant and equipment, net of acquisitions	(1,443)	(1,308)
Acquisitions, net of cash acquired	(5,567)	(1,059)
Investments in equity affiliates	(799)	(121)
Other investments	(125)	(328)
Proceeds from sale of investments, other non-current assets and business disposals	1,580	740

Net cash used in investing activities	(6,354)	(2,076)

Financing activities:
Borrowings	1,292	1,196
Repayment of borrowings	(728)	(198)
Issuance of shares	90	392
Repurchase of shares	(939)	(1,294)
Dividends paid	(373)	(369)
Other, net	22	—

Net cash used in financing activities	(636)	(273)

Net (decrease) increase in cash and cash equivalents	(3,065)	1,761
Cash and cash equivalents, beginning of year	7,654	5,783
Exchange movement on opening cash balance	73	110

Cash and cash equivalents, end of year	$4,662	$7,654

SEGMENT INFORMATION

	3 Months Ended June 30,		12 Months Ended June 30,
	2008	2007	2008	2007
	US $ Millions
Revenues

Filmed Entertainment	$1,523	$1,454	$6,699	$6,734
Television	1,333	1,434	5,807	5,705
Cable Network Programming	1,385	1,095	4,993	3,902
Direct Broadcast Satellite Television	1,054	865	3,749	3,076
Magazines and Inserts	288	275	1,124	1,119
Newspapers and Information Services	1,844	1,196	6,248	4,486
Book Publishing	350	295	1,388	1,347
Other	812	753	2,988	2,286

	$8,589	$7,367	$32,996	$28,655

Operating Income

Filmed Entertainment	$220	$106	$1,246	$1,225
Television	279	385	1,126	962
Cable Network Programming	313	284	1,269	1,090
Direct Broadcast Satellite Television	212	155	419	221
Magazines and Inserts	95	81	352	335
Newspapers and Information Services	262	203	767	653
Book Publishing	28	21	160	159
Other	69	(17)	42	(193)

	$1,478	$1,218	$5,381	$4,452

NOTE 1 - SUPPLEMENTAL EARNINGS PER SHARE DATA

Earnings per share is presented on a combined basis for fiscal 2007 as the Company was required to present the two-class method prior to fiscal 2008. In fiscal 2007, under U.S. GAAP, earnings per share was computed individually for the Class A and Class B shares. Class A non-voting shares carried rights to a greater dividend than Class B voting shares through fiscal 2007. As such, net income available to the Company’s common stockholders was allocated between our two classes of common stock for fiscal 2007. The allocation between classes was based upon the two-class method. Earnings per share by class and by total weighted average shares outstanding (Class A and Class B combined) is as follows:

	3 Months Ended June 30, 2007	12 Months Ended June 30, 2007
Basic earnings per share:
Class A	$0.30	$1.14
Class B	$0.25	$0.95
Total	$0.28	$1.09

Diluted earnings per share:
Class A	$0.30	$1.14
Class B	$0.25	$0.95
Total	$0.28	$1.08

Weighted average shares outstanding (diluted), in millions:
Class A	2,177	2,191
Class B	987	987

Total	3,164	3,178

NOTE 2 - OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure, it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	3 Months Ended June 30,		12 Months Ended June 30,
	2008	2007	2008	2007
	US $ Millions
Operating income	$1,478	$1,218	$5,381	$4,452
Depreciation and amortization	306	242	1,207	879
Amortization of cable distribution investments	23	21	80	77

Operating income before depreciation and amortization	$1,807	$1,481	$6,668	$5,408

	For the Three Months Ended June 30, 2008 (US $ Millions)
	Operating income	Depreciation and amortization	Amortization of cable distribution investments	Operating income before depreciation and amortization
Filmed Entertainment	$220	$24	$—	$244
Television	279	26	—	305
Cable Network Programming	313	23	23	359
Direct Broadcast Satellite Television	212	65	—	277
Magazines and Inserts	95	2	—	97
Newspapers and Information Services	262	92	—	354
Book Publishing	28	3	—	31
Other	69	71	—	140

Consolidated Total	$1,478	$306	$23	$1,807

	For the Three Months Ended June 30, 2007 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income before depreciation and amortization
Filmed Entertainment	$106	$23	$—	$129
Television	385	25	—	410
Cable Network Programming	284	14	21	319
Direct Broadcast Satellite Television	155	51	—	206
Magazines and Inserts	81	2	—	83
Newspapers and Information Services	203	77	—	280
Book Publishing	21	2	—	23
Other	(17)	48	—	31

Consolidated Total	$1,218	$242	$21	$1,481

	For the Twelve Months Ended June 30, 2008 (US $ Millions)
	Operating income	Depreciation and amortization	Amortization of cable distribution investments	Operating income before depreciation and amortization
Filmed Entertainment	$1,246	$88	$—	$1,334
Television	1,126	100	—	1,226
Cable Network Programming	1,269	90	80	1,439
Direct Broadcast Satellite Television	419	228	—	647
Magazines and Inserts	352	8	—	360
Newspapers and Information Services	767	433	—	1,200
Book Publishing	160	9	—	169
Other	42	251	—	293

Consolidated Total	$5,381	$1,207	$80	$6,668

	For the Twelve Months Ended June 30, 2007 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$1,225	$85	$—	$1,310
Television	962	93	—	1,055
Cable Network Programming	1,090	56	77	1,223
Direct Broadcast Satellite Television	221	191	—	412
Magazines and Inserts	335	8	—	343
Newspapers and Information Services	653	284	—	937
Book Publishing	159	8	—	167
Other	(193)	154	—	(39)

Consolidated Total	$4,452	$879	$77	$5,408